                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
             ( ) Check this box if no longer subject to Section 16.

        Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                     1. NAME AND ADDRESS OF REPORTING PERSON
                                 Acres, John F.
                                c/o Acres Gaming
                          7115 Amigo Street, Suite 150
                             Las Vegas, Nevada 89119

                   2. ISSUER NAME AND TICKER OR TRADING SYMBOL
                            Acres Gaming Incorporated
                                      AGAM

        3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

                           4. STATEMENT FOR MONTH/YEAR
                                   April 2001

                 5. IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

     6. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
            ( ) Director (X) 10% Owner ( ) Officer (give title below)
                           ( ) Other (specify below)

           7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
                     (X) Form filed by One Reporting Person
                ( ) Form filed by More than One Reporting Person

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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security            |  2.    |3.    |4.Securities Acquired (A) or     |5.Amount of      |6.Dir-|7.Nature of Indirect
                                |   Transaction |   Disposed of (D)               | Securities      |ect   |Beneficial Ownership
                                |        |      |                                 | Beneficially    |(D)or |
                                |        |      |                  | A/|          | Owned at        |Indir-|
                                | Date   |Code|V|    Amount        | D |    Price | End of Month    |ect(I)|
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Common Stock                    |        |    | |                  |   |          |
  $.01 Par Value                | 4/02/01|  S |             7,000  | D |    6.39  |   1,513,686     |  I   |  *
                                | 4/24/01|  S |             4,000  | D |    6.00  |     204,288     |  I   |  **
                                | 4/25/01|  S |            49,200  | D |    6.55  |
                                | 4/26/01|  S |               200  | D |    7.13  |
                                | 4/27/01|  S |             5,000  | D |    7.03  |
                                | 4/30/01|  S |            11,000  | D |    7.06  |
                                |        |    |                    |   |          |
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1.Title of   |2.Con-  |3.         |4.    |5.Number of   |6.Date Exer-  |7.Title and Amount |8.Price |9.Number   |10.    |11.Nature
  Derivative |version |           |      |  Derivative  |cisable and   | of Underlying     |of Deri-|of Deriva- |Owner- | of
  Security   |or Exer |           |      |  Securities  |Expiration    | Securities        |vative  |tive       |ship   | Indirect
             |cise    |           |      |  Acquired (A)|Date          |                   |Security|Securities |form   | Bene-
             |Price of|           |      |  or Disposed |              |            |Amount|        |Beneficial-|of Sec-| ficial
             |Deriva- |           |      |  of (D)      |Date  |Expir- |            |or    |        |ly         |urities| ownership
             |tive    |           |Trans-|              |Exer  |ation  |            |Number|        |Owned at   |owned  |
             |Secu-   |Transaction|action|              |cisa  |Date   |            |of    |        |End of     |at mo. |
             |rity    |Date       |Code|V|  (A)  | (D)  |ble   |       |   Title    |Shares|        |Month      |end    |
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             |        |           |    | |       |      |      |       |            |      |        |           |       |

             |        |           |    | |       |      |      |       |            |      |        |           |       |
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

Explanation of Responses:
* By self as trustee for the John and JoAnn Acres 1989 Living Trust.

** Held by a custodian fbo the reporting person's minor children. The reporting person does not exercise any discretionary control over such shares and disclaims any beneficial ownership thereof.



SIGNATURE OF REPORTING PERSON
/s/ John F. Acres, by Reed M. Alewel, Attorney in Fact

DATE
5/07/01